AMENDED SCHEDULE A

dated June 9, 2023

to the

EXPENSE LIMITATION AGREEMENT

dated December 16, 2021 between

THE ADVISORS’ INNER CIRCLE FUND III

and

LEGAL & GENERAL INVESTMENT MANAGEMENT AMERICA, INC.

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Net Operating Expense Limit (excluding Acquired Fund Fees & Expenses)	Initial Term End Date
Legal & General Global Developed Equity Index Fund	Institutional	0.09%	February 28, 2022
Legal & General Cash Flow Matched Bond Fund	Institutional	0.20%	February 28, 2022
Legal & General Long Duration US Credit Fund	Institutional	0.30%	February 28, 2022
	W Shares	0.30%
Legal & General US Credit Fund	Institutional	0.30%	February 28, 2022
Legal & General Long Life Fund	R6 Shares	0.10%	February 28, 2024
	Institutional	0.05%
	W Shares	0.00%
Legal & General Commodity Strategy Fund	W Shares	0.35%	February 28, 2025
	Institutional Shares	0.15%
	R Shares	0.65%

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ Michael Beattie

Name: Michael Beattie

Title: President

LEGAL & GENERAL INVESTMENT MANAGEMENT AMERICA, INC.

By:	/s/ Kristina St. Charles

Name: Kristina St. Charles

Title: General Counsel